UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2010
Gen-Probe Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49834 (Commission File Number)	33-0044608 (I.R.S. Employer Identification No.)

10210 Genetic Center Drive San Diego, CA (Address of Principal Executive Offices)	92121 (Zip Code)

(858) 410-8000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On June 16, 2010, Gen-Probe Incorporated (the “Company”) and Pacific Biosciences of California, Inc. (“PacBio”) entered into a Collaboration Agreement (the “Collaboration Agreement”) regarding the research and development of instruments integrating the Company’s sample preparation technologies and PacBio’s single-molecule DNA sequencing technologies for use in clinical diagnostics.
     Subject to customary termination rights, the initial term of the collaboration will end on the earlier of (i) December 15, 2012 and (ii) six months after PacBio demonstrates the proof of concept of its “V2” single-molecule DNA sequencing system. Prior to commercializing any product under the collaboration, the parties agreed to negotiate the terms of one or more subsequent agreements to govern the final development and commercialization of such product(s). During the collaboration period, each party will be free to sell instrument systems that incorporate its technology, but, subject to limited exceptions, neither party will jointly develop integrated sequencing systems for clinical diagnostics with any third party nor license its technology to any third party for such use.
     In addition, the Collaboration Agreement provides each party with preferred access to certain products of the other party when commercially available, both during and after the collaboration period.
     Concurrently with the execution of the Collaboration Agreement, the Company also purchased $50.0 million of PacBio’s Series F preferred stock (the “Preferred Stock”) pursuant to a Series F Preferred Stock Purchase Agreement by and among PacBio, the Company and certain other purchasers. As a result of this investment, the Company currently owns approximately 7.0% of PacBio’s capital stock, calculated on a fully-diluted and as converted to common stock basis.
     The Preferred Stock is convertible at the option of the holder at any time into shares of PacBio’s common stock, initially on a one-for-one basis. The conversion price of the Preferred Stock is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions, as well as for certain issuances of securities below the then effective conversion price of the Preferred Stock. In addition, the Preferred Stock will automatically convert into shares of PacBio’s common stock upon the occurrence of certain specified events, including an initial public offering (“IPO”) of PacBio’s common stock, provided that PacBio receives a minimum amount of gross proceeds from the IPO and the per share offering price in such IPO exceeds a specified amount. The holders of Series F Preferred Stock also have customary voting rights, liquidation preferences and registration rights similar to those held by the holders of PacBio’s other outstanding series of preferred stock.
     The foregoing summary is qualified in its entirety by reference to the terms of the Collaboration Agreement and the Purchase Agreement, each of which will be filed by Gen-Probe as an exhibit to its Quarterly Report on Form 10-Q for the period ending June 30, 2010. Gen-Probe intends to submit a Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Collaboration Agreement and the Purchase Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2010	GEN-PROBE INCORPORATED
	By:	/s/ R. William Bowen
R. William Bowen
Senior Vice President, General Counsel and Corporate Secretary

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